Exhibit 99.1

Brookfield and CPP Investments Complete Acquisition of LXP Industrial Trust

NEW YORK and TORONTO, Nov. 02, 2026 (GLOBE NEWSWIRE) -- Brookfield Asset Management (NYSE: BAM, TSX: BAM) (“Brookfield”) and Canada Pension Plan Investment Board (“CPP Investments”), today announced the completion of their acquisition of LXP Industrial Trust (“LXP”) in an all-cash transaction.

The transaction values LXP at approximately $5.2 billion, including net debt and preferred equity. Under the terms of the agreement, LXP shareholders will receive $61.20 per share in cash. As the transaction has now been completed, LXP’s shares no longer trade on the New York Stock Exchange and LXP is a privately held company.

LXP’s portfolio comprises 107 industrial properties spanning approximately 52 million square feet in attractive markets in the Sunbelt and Midwest. The properties benefit from strong occupancy and long-duration leases that generate durable cash flows and are well positioned to benefit from demand for modern, high-quality logistics properties. These assets will be integrated into Brookfield's global logistics platform, which spans more than 255 million square feet across over 850 properties in 20 countries.

“This acquisition reflects our conviction in the long-term fundamentals of the U.S. industrial sector,” said Lowell Baron, Chief Executive Officer of Brookfield Real Estate. “We are acquiring a portfolio of modern logistics assets at an attractive basis in markets benefiting from strong demand for large-scale distribution facilities with limited supply. Combined with durable in-place cash flows, embedded rental growth and our operating expertise, these dynamics create a compelling opportunity to drive value for our investors.”

“The acquisition of LXP adds a high-quality, scaled portfolio of modern logistics properties to our diversified portfolio of U.S. real estate investments,” said Sophie van Oosterom, Managing Director, Head of Real Estate at CPP Investments. “With strong occupancy and exposure to key distribution markets, we believe LXP is well positioned to capture further value as logistics markets evolve, supporting attractive long-term returns for the CPP Fund.”

Advisors

BofA Securities, Inc. served as lead financial advisor, J.P. Morgan Securities LLC served as co-financial advisor and Hogan Lovells Cadwalader US LLP served as legal advisor to LXP.

Citigroup Global Markets Inc and Morgan Stanley & Co. LLC served as lead financial advisors, Goldman Sachs & Co. LLC, Santander, and Scotiabank served as financial advisors, Sumitomo Mitsui Banking Corporation served as a structuring advisor, and Gibson, Dunn & Crutcher LLP and Thompson Hine LLP served as legal advisors to Brookfield and CPP Investments, with DLA Piper LLP serving as legal advisor to CPP Investments in connection with certain aspects of the transaction. Dechert LLP served as legal advisor to Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC in connection with certain aspects of the transaction.

About Brookfield Asset Management

Brookfield Asset Management Ltd. (NYSE, TSX: BAM) is a leading global alternative asset manager, headquartered in New York, with over $1 trillion of assets under management across infrastructure, energy, private equity, real estate, and credit. We invest client capital for the long-term with a focus on real assets and essential service businesses that form the backbone of the global economy. We offer a range of alternative investment products to investors around the world — including public and private pension plans, endowments and foundations, sovereign wealth funds, financial institutions, insurance companies and private wealth investors. We draw on Brookfield’s heritage as an owner and operator to invest for value and generate strong returns for our clients, across economic cycles.

For more information, please visit our website at www.bam.brookfield.com.

About CPP Investments

Canada Pension Plan Investment Board (CPP Investments™) is a professional investment management organization that manages the Canada Pension Plan Fund in the best interests of the more than 22 million contributors and beneficiaries. In order to build diversified portfolios of assets, we make investments around the world in public equities, private equities, real estate, infrastructure and fixed income. Headquartered in Toronto, with offices in Hong Kong, London, Mumbai, New York City, São Paulo and Sydney, CPP Investments is governed and managed independently of the Canada Pension Plan at arm’s length from governments. At June 30, 2026, the Fund totaled CDN$863.6 billion. For more information, please visit www.cppinvestments.com or follow us on LinkedIn, Instagram or on X @CPPInvestments.

Brookfield Contacts

Media:

Laura Montross

Email: laura.montross@brookfield.com

Tel: (508) 769 5942

Investor Relations:

Jason Fooks

Email: Jason.fooks@brookfield.com

Tel: (212) 417 2442

CPP Investments Contact

Media:

Frank Switzer

Email: fswitzer@cppib.com

Tel: (416) 523 8039